Exhibit 99.1

Georgia Gulf Board of Directors Declares Quarterly Dividend, Exercises Option to Redeem $50 Million of Long-Term Debt

ATLANTA — September 11, 2012 — The Board of Directors of Georgia Gulf Corporation (NYSE: GGC) today declared a quarterly dividend of 8 cents per share of common stock. The dividend is payable October 10, 2012, to shareholders of record at the close of business on September 28, 2012.

The Board also authorized the redemption of $50 million of the Company’s 9 percent senior secured notes due 2017 (“Notes”).  The Notes will be redeemed on October 12, 2012, for $103 per $100 of face value with cash on hand.

“We are pleased that our integrated chemicals and building products businesses continue to generate the free cash that allows us to redeem a portion of our long-term debt prior to its due date and pay a dividend,” said Paul Carrico, president and chief executive officer.  “We expect to use future excess cash to increase our financial flexibility, pursue growth opportunities, and continue to return value to shareholders.”

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Building Products and Exterior Portfolio brands, include window profiles, patio doors, mouldings, siding, pipe and pipe fittings, soffit, rain ware and decking. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements relate to, among other things, our expectations of future results.  Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices and demand for our products, industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent quarterly reports on Form 10-Q.

CONTACTS:

Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

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